Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-122677 and 333-135043 on Form S-8 of our report dated April 9, 2009, relating to the financial statements of Franklin Credit Holding Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Franklin Credit Holding Corporation’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Franklin Credit Holding Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

New York, New York
April 9, 2009